SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act Of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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David A. Spina

Chairman and Chief Executive Officer

March 15, 2004

DEAR STOCKHOLDER:

We cordially invite you to attend the 2004 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts, on Wednesday, April 21, 2004, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Please complete, sign, date and mail promptly the accompanying proxy card or for shares held in street name, the voting instruction form, in the return envelope. If your shares are held in street name, as an alternative to returning the voting instruction form you receive, you will have the option to cast your vote by telephone or via the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

PLEASE NOTE: Stockholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver’s license or passport. If you own your shares through a bank or brokerage account, or through some other nominee, you must also bring proof of ownership (for details, see Meeting Admission in the Notice of 2004 Annual Meeting of Stockholders). Public parking is no longer available at State Street’s headquarters. Public parking facilities available nearby include the Garage at Post Office Square (entrance on Pearl Street opposite the Langham Hotel, formerly Le Meridien Hotel) and the Garage at 150/160 Federal Street (entrance on High Street opposite 99 High Street).

State Street Corporation

225 Franklin Street

Boston, MA 02110-2804

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m., Eastern Time

Date	Wednesday, April 21, 2004

Place	225 Franklin Street, Fifth Floor, Boston, Massachusetts

Purpose	1.	To elect five directors;

	2.	To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a);

	3.	To act upon such other business as may properly come before the meeting and any adjournments thereof.

Record Date	The directors have fixed the close of business on February 27, 2004 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission	For security clearance purposes, you will be asked to present a valid, picture identification such as a driver’s license or passport. If your State Street stock is held in a brokerage account or by a bank or other nominee, your name does not appear on our list of stockholders, and these proxy materials are being forwarded to you by your broker or nominee. For street-name holders, in addition to a picture identification, you should also bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If your stock is held in street name, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker, bank, or other nominee.

By Order of the Board of Directors,

Edward D. Farley
Clerk

March 15, 2004

State Street Corporation

225 Franklin Street

Boston, MA 02110-2804

STATE STREET CORPORATION

225 Franklin Street, Boston, Massachusetts 02110

PROXY STATEMENT

GENERAL INFORMATION

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

This proxy statement and accompanying proxy card or, for shares held in street name, voting instruction form, are scheduled to be sent to stockholders beginning on March 15, 2004.

Who is soliciting my vote?

The Board of Directors of State Street Corporation (“State Street” or the “Company”) is soliciting your vote for the 2004 Annual Meeting of Stockholders.

What is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on February 27, 2004.

How many votes can be cast by all stockholders?

335,514,378 shares of common stock of State Street are outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a registered stockholder, you may vote in person at the Annual Meeting or by proxy without attending the meeting. To vote by proxy, please mark, date, sign, and return the proxy card you received from management with this proxy statement in the return envelope. If you vote by the proxy card you received from management with this proxy statement, your shares will be voted at the meeting in accordance with your instructions. If you do not give any instructions, your shares will be voted by the persons named in the proxy card in accordance with the recommendations of the Board of Directors given below.

If your stock is held in the name of a broker, bank or other nominee, please mark, date, sign, and return the voting instruction form you received from your broker or nominee with this proxy statement. As indicated on the form, you may have the choice of voting your shares over the Internet or by telephone. To do so, follow the instructions on the form you received from your broker or nominee.

If you are a registered stockholder and wish to vote in person at the meeting, be sure to bring a form of personal picture identification with you. If your stock is held by a broker, bank or other nominee and you wish to vote in person at the meeting, in addition to picture identification you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and obtain from the record holder and bring with you a proxy from the record holder issued in your name.

Participants in State Street’s Salary Savings Program will receive a voting direction form separately. State Street Bank and Trust Company, as trustee, will vote in accordance with written instructions from the participant and, where no instructions are received, the shares will be voted as directed by State Street.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

■	FOR election of the five directors (page 9)

■	AGAINST a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a) (page 26)

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail. State Street has retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee of $15,000, plus expenses. Proxies may also be solicited for management by employees of State Street and its subsidiaries personally, or by telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

Can I change my vote?

You may revoke your signed proxy to management at any time before it is voted by notifying the Clerk in writing, by returning a signed proxy with a later date, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

The five nominees for election as directors who receive a plurality of the shares voted for election of directors shall be elected directors (Item 1). The affirmative vote of 66 2/3% of all outstanding shares is necessary to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a) (Item 2).

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by State Street to act as tellers for the meeting. A majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” on Item 2 are considered as shares that are present and entitled to vote for the purpose of determining a quorum, but will be treated as having voted against approval of Item 2.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange and NASD rules prohibit a broker from voting shares held in a brokerage account on some proposals (a “broker non-vote”) if the broker does not receive voting instructions from you. Under these rules, a broker may not vote in its discretion on Item 2. Shares that are subject to a broker non-vote are counted for determining the quorum but as not entitled to vote on the particular matter, so without voting instructions a broker non-vote will occur on Item 2. This will have the effect of these shares being voted against approval of Item 2.

Could other matters be decided at the Annual Meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1 and 2. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

CORPORATE GOVERNANCE AT STATE STREET

State Street has implemented the corporate governance initiatives under the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange, thereby strengthening the company’s governance and director independence standards already in place. We are intent on maintaining the company’s reputation for quality, integrity and the highest ethical standards that has been established over many years.

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company (the “Bank”). Each of State Street and the Bank is incorporated under the laws of Massachusetts. In accordance with Massachusetts law and State Street’s By-laws, the Board of Directors has responsibility for overseeing the conduct of our business. Members of the Board are kept informed about our business by participating in meetings of the Board and committees of the Board, through regular discussions with the Chief Executive Officer, the President and other key members of management, and by reviewing materials provided to them.

State Street has also built upon its long-standing Standard of Conduct for officers and employees, promoting honest and ethical conduct and the avoidance of conflicts of interest, by adopting a Standard of Conduct for Directors. In addition, we adopted a Code of Ethics for Financial Officers (including the Chief Executive Officer and senior financial officers), consistent with the Sarbanes-Oxley Act, to promote honest and ethical conduct, full, fair, accurate, understandable and timely public disclosure, and avoidance of conflicts of interest.

Each of the Executive Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee has approved a charter that establishes its roles and responsibilities and governs its procedures, and each charter has been adopted by the Board. The Examining and Audit Committee’s charter, which was previously adopted by the Board, was amended by the Board to conform to the New York Stock Exchange listing standards and to the Sarbanes-Oxley Act, including the establishment of procedures regarding complaints and concerns about auditing and accounting matters, and regarding the appointment, compensation and oversight of the company’s external auditors.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines, which among other things contain categorical standards for determining director independence in accordance with the New York Stock Exchange listing standards. In general, these categorical standards would prohibit a director from qualifying as an independent director if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees, and compensation committee interlocks). The categorical standards also provide specified relationships that by themselves, would not be considered to impair independence, including being an executive officer of an entity that has annual payments to, or payments from, State Street equal to or less than the greater of $1 million, or two percent of the gross annual revenue of the other entity. The full categorical standards are described in the Corporate Governance Guidelines, which are available on State Street’s website at www.statestreet.com and will be made available without charge by State Street to any stockholder who requests them. The Board has determined that each of the 14 non-management directors (Mss. Albright, Hill, and Walsh and Messrs. Burnes, Casner, Darehshori, Goldstein, Gruber, LaMantia, Poe, Sergel, Skates,

Summe, and Weissman) meet the categorical standards for independence under the Guidelines, has no material relationship with the Company, and satisfies the qualifications for independence under the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition to the Guidelines, the charters for the Executive Committee, Executive Compensation Committee, Nominating and Corporate Governance Committee, and Examining and Audit Committee; the Standard of Conduct for officers and employees; the Standard of Conduct for Directors; and the Code of Ethics for Financial Officers are also available on State Street’s website at www.statestreet.com and will be made available without charge by State Street to any stockholder who requests them.

The non-management directors meet in executive session at least quarterly. Robert E. Weissman is the Presiding Director of the non-management directors. State Street has established a procedure for communicating directly with the Presiding Director regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls or auditing matters. The contact information is available on State Street’s website at www.statestreet.com. The Presiding Director may forward to the Examining and Audit Committee, or other group, any concerns the Presiding Director receives for appropriate review, and will report periodically to the non-management directors as a group regarding concerns received.

State Street has a regularly scheduled Board of Directors meeting that follows the annual stockholders’ meeting, and all directors who are available to attend the Board meeting are expected to attend the stockholders’ meeting that precedes it. In 2003, of the 15 individuals who were nominees at the annual meeting or whose terms extended past the annual meeting, all were present at the stockholders’ meeting.

State Street has established and maintains internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of the financial statements and control of its assets, and has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining the high standards of financial accounting and reporting that we have established over many years of service to stockholders, employees, and clients.

Meetings of the Board

During 2003 the Board of Directors held 7 meetings and each of the directors attended 75% or more of the total of all meetings of the Board and of the committees of the Board on which each director served during the year. Each member of the Board is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held 9 meetings during 2003. Each member of State Street’s Executive Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following committees to assist it in carrying out its responsibilities:

EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise all the powers of the Board of Directors that may be legally delegated to it by the Board in the management and direction of the business and affairs of State Street during the intervals between meetings of the Board, including the review of policies for the extension of credit and management of risk, investment of assets and financial management, and monitoring activities under these policies. The Committee reports periodically to the Board. Its members are Truman S. Casner, Chair; David P. Gruber; Charles R. LaMantia; Ronald E. Logue; and David A. Spina. During 2003, the Committee held 13 meetings.

The Committee has a written charter, which is available on the Company’s website, at www.statestreet.com.

EXAMINING AND AUDIT COMMITTEE. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the independent auditors for State Street, and sole authority to establish pre-approval policies and procedures for audit and non-audit engagements with the independent auditors. The Committee also oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports and compliance with laws, regulations and corporate policies; oversees the independent auditor’s qualifications, performance and independence, and monitors communications with the independent auditor and bank regulatory authorities; and monitors the performance of the internal audit function at State Street. Specific functions and responsibilities of the Committee are set forth in the revised charter of the Committee, adopted by the Board, which is attached as Appendix A to this proxy statement. The Committee’s members are Charles R. LaMantia, Chair; Tenley E. Albright; David P. Gruber; and Ronald L. Skates. During 2003, the Committee held 12 meetings.

The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards and the rules and regulations under the Exchange Act. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the New York Stock Exchange listing standards is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that three members of the Committee, Messrs. Gruber, LaMantia, and Skates, satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise as such qualification under the New York Stock Exchange listing standards is interpreted by the Board.

The Committee has a written charter, which is attached as Appendix A and is also available on the Company’s website, at www.statestreet.com.

EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee reviews, evaluates and administers policies that relate to the compensation system for State Street’s executive officers and other incentive programs of State Street and reviews and approves, together with the other independent directors, the Chief Executive Officer’s compensation in light of approved corporate goals and objectives. Its members are Robert E. Weissman, Chair; Nader F. Darehshori; Linda A. Hill; and Richard P. Sergel. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards and the rules and regulations under the Exchange Act. During 2003, the Committee held 6 meetings.

The Committee has a written charter, which is available on the Company’s website, at www.statestreet.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in identifying and recommending nominees for directors of State Street, and to provide leadership in shaping the corporate governance of the Company, including the Corporate Governance Guidelines applicable to the Company. Its current members are Arthur L. Goldstein, Chair; Nader F. Darehshori; Alfred Poe; Gregory L. Summe; and Diana Chapman Walsh. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards and the rules and regulations under the Exchange Act. During 2003, the Committee held 4 meetings.

The Committee has a written charter, which is available on the Company’s website, at www.statestreet.com.

In carrying out its responsibilities of finding the best qualified candidates for directors, the Committee will consider proposals from a number of sources, including recommendations for nominees from security holders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, 225 Franklin Street, Boston, Massachusetts 02110 (facsimile number (617) 664-4747). The Committee seeks to identify individuals qualified to become directors, consistent with the Board’s criteria for director candidates. That criteria covers those individuals who have substantial achievement in their personal and professional pursuits and whose talents, experience, and integrity would be expected to contribute to the best interests of the Company and to long-term stockholder value. Without limitation, the Committee considers those individuals who have a general management focus, preferably serve as CEOs of public companies, have a specialization in technology or finance, have global or international business experience, and contribute to the diversity of the Board.

The Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, such as CEOs of public companies, leaders of technology, finance, or other industries, or leaders of academia; and considering proposals from a number of sources, such as from members of the Board, members of management, employees, stockholders, and industry contacts. While the Committee has not typically used outside third-party search firms, its charter grants it authority to retain such a firm to assist it. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the Board’s general criteria for directors. A possible candidate who the Committee feels is an individual who could qualify under the general criteria is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Committee with the individual, discussion at the Committee level of the individual’s possible contribution to the Company, and, if appropriate, voting on the individual as a candidate. There are no differences in the manner in which the Committee evaluates possible nominees for directors based on whether an individual is recommended by a security holder or otherwise.

Kennett F. Burnes is a nominee for election as a director for the first time at this meeting. The Committee recommended Mr. Burnes to the Directors for appointment to the Board in October, and as a candidate for election by the stockholders at this meeting, after evaluating his candidacy consistent with the Committee’s normal process. Mr. Burnes’ name was first identified by the Committee in a review of a list of executive officers of public companies in the metropolitan Boston area. One of the non-management Directors, who serves on the board of Cabot Corporation, and Mr. Spina each identified Mr. Burnes from the list and recommended Mr. Burnes as a possible candidate for consideration. Following this identification, the Committee made an initial determination that Mr. Burnes was a possible candidate who would be expected to qualify under the Board’s general criteria for directors. Upon this determination, the Committee commenced its normal process regarding his candidacy. Included in this process was a complete review of his resume, discussions of his candidacy with outside contacts, and personal interviews by members of the Committee with Mr. Burnes. Following consideration spanning a period of approximately seven months, the Committee was unanimous in recommending Mr. Burnes to the Directors.

Compensation of Directors

Directors who are also employees of State Street or the Bank do not receive any compensation for serving as directors or as members of committees. For the period April 2003 through March 2004, directors who are not employees of State Street or the Bank received an annual retainer of $50,000, payable at their option in shares of common stock of State Street or in cash, plus a fee of $1,500 for each meeting of the Board of Directors and each committee meeting attended, as well as travel accident insurance and reimbursement for travel expenses, and an award of 2,672 shares of deferred stock payable after the director leaves the Board or retires. For this period, all outside directors elected to receive their annual retainer in shares of common stock. The directors may elect to defer either 50% or 100% of all fees and compensation payable during any calendar year pursuant to State Street’s Deferred Compensation Plan for Directors. Three directors have elected to defer compensation under the plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires State Street’s directors and certain of its officers to send reports of their ownership and of changes in ownership of the common stock to the Securities and Exchange Commission and the New York Stock Exchange. Based on State Street’s review of the reports it has received, State Street believes that all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions in 2003.

Related Transactions

During 2003 certain directors and executive officers of State Street, and corporations and other entities associated with such directors, were customers of the Bank and its affiliates and had ordinary business transactions with the Bank and its affiliates. The transactions include loans and commitments to corporations associated with certain directors made in the ordinary course of the Bank’s business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons with no more than normal risk of collection and which are made in compliance with applicable law, including Regulation O and Regulation W of the Board of Governors of the Federal Reserve System and Section 13(k) of the Exchange Act. No event of default has occurred under any such loan. From time to time the law firm of Ropes & Gray LLP provides legal services to State Street. Mr. Casner, a director of State Street, is of counsel to that firm. It is anticipated that the firm will continue to provide legal services in the current year.

ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director. (Item 1 on your proxy card)

The State Street Board consists of 16 members. Of the 16 directors currently in office, 14 are non-management directors and two are executive officers of State Street. Each of the non-management directors is an independent director under the definition of the New York Stock Exchange listing standards. In accordance with Massachusetts law and State Street’s By-laws, the Board is divided into three classes of directors. Each class has a term of three years. Each director serves until his or her term expires and until his or her successor is duly elected and qualified. The Board determines the number of directors. Alfred Poe, a Class II director, will be retiring from the Board at the expiration of his current term.

Pursuant to the By-laws, at a meeting on December 18, 2003 the Board of Directors fixed the number of directors at 15, effective at the time of the 2004 Annual Meeting. Five directors are to be elected at the meeting as Class II directors. Each of the nominees for election as a Class II director is currently a director. Kennett F. Burnes was appointed a Class II director by the Board at its October 16, 2003 meeting.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the five nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of State Street, principal occupation and other biographical material is shown below.

DIRECTORS TO BE ELECTED AT THE 2004 ANNUAL MEETING

Class II Nominees with Terms Expiring in 2007

KENNETT F. BURNES	Director since 2003

Chairman, President and Chief Executive Officer of Cabot Corporation, a global specialty chemicals company. He has been Chief Executive Officer of Cabot Corporation since 2001 and President since 1995. Prior to joining Cabot Corporation in 1987, Mr. Burnes, age 61, was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. He is a director of Cabot Corporation and J. K. Adams Co., Inc., and is a member of the Dana Farber Cancer Institute’s Board of Trustees. Mr. Burnes is also Chairman of the Board of Trustees of the Schepens Eye Research Institute. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

DAVID P. GRUBER	Director since 1997

Retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber, age 62, joined Wyman-Gordon in 1991 and retired in 1999. He is a

Distinguished Life Member of the Materials Information Society (ASM), chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee, and a member of the boards of directors of Novelos Therapeutics Inc. and Worcester Municipal Research Bureau. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Director since 2000

Wallace Brett Donham Professor of Business Administration at Harvard University. Dr. Hill, age 47, is unit head, Organizational Behavior Unit, and faculty chair, Leadership Initiative. She is a member of the board of directors of Cooper Industries, the boards of trustees of The Rockefeller Foundation, Bryn Mawr College and the Children’s Museum, Boston, and the board of overseers of the Beth Israel Deaconess Medical Center. Dr. Hill received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago.

CHARLES R. LAMANTIA	Director since 1993

Retired Chairman and Chief Executive Officer of Arthur D. Little, Inc. He served as Chief Executive Officer of Arthur D. Little, Inc. from 1988 to 1999. Dr. LaMantia, age 64, is a member of the advisory board of the Carroll School of Management of Boston College and WGBH Public Broadcasting, and is a member of the corporation of the Woods Hole Oceanographic Institution. Dr. LaMantia received B.A., B.S., M.S. and Sc.D. degrees from Columbia University, and attended the Advanced Management Program at Harvard Business School. He served on active duty as an officer in the United States Navy.

ROBERT E. WEISSMAN	Director since 1989

Chairman, Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe. Mr. Weissman, age 63, was Chairman and Chief Executive Officer of IMS Health Incorporated, a provider of information to the pharmaceutical and healthcare industries, from 1997 to 2000 and prior to that was Chairman and Chief Executive Officer of Cognizant Corporation. He is a director of Pitney Bowes, Inc. and Cognizant Technology Solutions Corporation, and a member of the advisory boards of Broadview Capital and Affinnova, Inc. He is Vice Chairman of the board of trustees of Babson College. Mr. Weissman received a degree in Business Administration and an honorary Doctor of Laws degree from Babson College.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2005

Class III

TENLEY E. ALBRIGHT, M.D.	Director since 1993

Physician and surgeon. Dr. Albright, age 68, is Chairman of Western Resources, Inc., a real estate holding company. Dr. Albright’s concentration in medicine and health services stems from her specialty of general surgery over 23 years. She is a faculty member and lecturer at Harvard Medical School and is on the surgical staff of New England Baptist Hospital. Dr. Albright is consultant to and formerly chairman of the Board of Regents of the National Library of Medicine at National Institutes of Health. She is a director of West Pharmaceutical Services, Inc. and the Whitehead Institute for Biomedical Research, and a member of the corporation of Woods Hole Oceanographic Institution. Dr. Albright graduated from Harvard Medical School after attending Radcliffe College, and has received eight honorary degrees.

NADER F. DAREHSHORI	Director since 1990

President, Chief Executive Officer and Chairman of Cambium Learning, Inc., an educational publishing company. Mr. Darehshori, age 67, was Chairman, President and Chief Executive Officer of Houghton Mifflin Company, publisher, from 1990 to 2000. Mr. Darehshori is a director of Aviva USA Corporation and President of the Boston Public Library Foundation. He is a trustee of Wellesley College and the Dana-Farber Cancer Institute, and a director of the Tanenbaum Center for Interreligious Understanding. Mr. Darehshori received a B.A. degree from the University of Wisconsin.

RONALD E. LOGUE	Director since 2000

President and Chief Operating Officer of State Street since December 2001. He was elected Vice Chairman in 1999 and Chief Operating Officer in May 2000. Mr. Logue, age 58, headed State Street’s Global Investor Services Group from 1992 to 1999. He is responsible for managing global operations and oversight of State Street’s services for institutional investors worldwide comprising its investment servicing business which includes custody, fund accounting, risk management, investment operations outsourcing and trading services, securities finance and research and analytics. Mr. Logue joined State Street in 1990 as head of the Mutual Fund Custody Division. Mr. Logue is a director of the Metropolitan Boston Housing Partnership. He received B.S. and M.B.A. degrees from Boston College.

GREGORY L. SUMME	Director since 2001

Chairman, Chief Executive Officer and President of PerkinElmer, Inc., a global technology company focused in the businesses of life and analytical sciences, optoelectronics and fluid sciences. Prior to joining PerkinElmer in 1998, Mr. Summe, age 47, was with AlliedSignal, serving successively as the president of general aviation avionics, aerospace engines, and the automotive products group. Prior to that he was general manager of commercial motors at General Electric and a partner at McKinsey & Co. Mr. Summe is a trustee of the Fessenden School and a member of the Singapore-US Business Council. He holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. from the Wharton School of the University of Pennsylvania.

DIANA CHAPMAN WALSH	Director since 1997

President of Wellesley College. Prior to becoming President of Wellesley College in 1993, Dr. Walsh, age 59, was Professor and Chairman, Department of Health and Social Behavior, at the Harvard School of Public Health. She is the chair of the board of directors of the Consortium on Financing Higher Education and is a trustee of Amherst College. Dr. Walsh received a B.A. degree from Wellesley College, M.S. and Ph.D. degrees from Boston University, and honorary doctoral degrees from Boston University, American College of Greece, and Northeastern University.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2006

Class I

TRUMAN S. CASNER	Director since 1990

Of counsel to the law firm of Ropes & Gray LLP. Mr. Casner, age 70, received an A.B. degree from Princeton University in 1955 and an LL.B. from Harvard Law School in 1958. He served as law clerk to Chief

Justice Wilkins of the Massachusetts Supreme Judicial Court and joined Ropes & Gray in 1959, becoming a partner in 1968 and of counsel in 2002. Mr. Casner is a trustee emeritus of the Museum of Science, Boston, a trustee of the New Bedford Whaling Museum, and a corporation member and past president of Belmont Hill School. He is a member of the American Law Institute.

ARTHUR L. GOLDSTEIN	Director since 1995

Chairman of Ionics, Incorporated, an international company involved in the purification and treatment of water. He was Chief Executive Officer of Ionics, Incorporated from 1971 to 2003. Mr. Goldstein, age 68, is a director of Cabot Corporation. He is a member of the National Academy of Engineering and its Industry Advisory Board. He is a trustee of California Institute of Technology, Dana-Farber/Partners Cancer Care and Massachusetts General Physicians’ Organization, Inc. and chairman of its compensation committee, co-chair of the Committee on Industrial Relations and Ventures of Partners HealthCare, and a director of Partners HealthCare System, Inc. Mr. Goldstein received a B.S. degree in chemical engineering from Rensselaer Polytechnic Institute, an M.S. in chemical engineering from the University of Delaware, and an M.B.A. from Harvard Business School.

RICHARD P. SERGEL	Director since 1999

Chairman, Chief Executive Officer and Director of National Grid U.S.A., an electric and gas utility and the successor to New England Electric System (NEES), since 1999. Mr. Sergel, age 54, joined NEES in 1978. He is a director of National Grid Transco plc, New England Power Company, Edison Electric Institute, Jobs for Massachusetts and the Greater Boston Chamber of Commerce, and a trustee of the Worcester Art Museum. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina University, and an M.B.A. from the University of Miami. He served in the United States Air Force.

RONALD L. SKATES	Director since 2002

Private investor. Mr. Skates, age 62, joined Data General Corporation, a computer and storage manufacturing company, in 1986 as senior vice president of finance and administration. He also served as chief financial officer in 1987, was elected a director and executive vice president and chief operating officer in 1988, and in 1989 he was made president and chief executive officer. He retired in 1999, when EMC acquired the company. Mr. Skates began his career at Price Waterhouse as a certified public accountant and was an audit partner for 10 years. He is a director of Cabot Microelectronics, Courier Corporation, Gilbane Corporation, and Raytheon Company. Mr. Skates is a trustee of The Massachusetts General Hospital, Massachusetts General Physicians’ Organization, Inc., Peabody Essex Museum, and The Cotting School. Mr. Skates holds bachelor and M.B.A. degrees from Harvard University.

DAVID A. SPINA	Director since 1989

Chairman and Chief Executive Officer of State Street since January 1, 2001. Prior to that date Mr. Spina, age 61, was President and Chief Executive Officer. He joined State Street in 1969 and has held a variety of positions with State Street, including chief operating officer, chief financial officer and treasurer. He is a director of the United Way of Massachusetts Bay, a director of Jobs for Massachusetts, a corporator of the Dana Hall School and chairman emeritus of the Massachusetts Housing Investment Corporation. Mr. Spina holds a B.S. degree from the College of the Holy Cross and an M.B.A. from Harvard University. He was an officer in the United States Navy from 1964 to 1969, serving a tour of duty in Vietnam.

BENEFICIAL OWNERSHIP OF SHARES

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned (as determined under the rules of the Securities and Exchange Commission) by each director, the chairman and chief executive officer and the four other most highly compensated executive officers, and the group consisting of those persons and 1 other current executive officer, as of the close of business on February 2, 2004 based on information furnished by each person. None of the individuals owned beneficially as much as 1% of the outstanding shares of common stock. The group in the aggregate beneficially owned 1.442% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership(1)
Tenley E. Albright, M.D.	67,451	(2)(7)
Kennett F. Burnes	4,337	(7)
Truman S. Casner	45,822	(4)(7)
Nader F. Darehshori	26,035	(7)
Arthur L. Goldstein	21,405	(7)
David P. Gruber	21,992	(7)
Timothy B. Harbert	513,271	(3)(7)
Linda A. Hill	8,895	(7)
Charles R. LaMantia	28,917	(5)(7)
Ronald E. Logue	724,759	(3)(7)
Alfred Poe	20,298	(7)
Edward Resch	23,500	(3)
Richard P. Sergel	11,904	(7)
Ronald L. Skates	7,724	(7)
David A. Spina	2,627,829	(3)(6)
Gregory L. Summe	8,171	(7)
John R. Towers	508,038	(3)(7)
Diana Chapman Walsh	16,278	(7)
Robert E. Weissman	44,092	(7)

All of the above and 1 other current executive officer, as a group (20 persons)	4,831,300	(3)(7)

(1)	Information in this table does not include options to acquire common stock, but does include shares of common stock which have not been issued but which are subject to options, which either are currently exercisable or will become exercisable within 60 days of February 27, 2004.
(2)	Includes 13,917 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee and 21,371 shares owned by a family member, with respect to all of which shares she disclaims beneficial ownership.
(3)	Includes shares which the individual has the right to acquire ownership through the exercise of those stock options which are exercisable within 60 days of February 27, 2004, as follows: Mr. Harbert, 283,167; Mr. Logue, 619,134; Mr. Resch, 9,500; Mr. Spina, 1,621,467; Mr. Towers, 487,200; and the group, 3,105,175.
(4)	Includes 8,000 shares as to which Mr. Casner has sole investment power and shared voting power.

(5)	Includes 4,000 shares as to which Dr. LaMantia has shared voting power and investment power.
(6)	Includes 84,000 shares owned by members of Mr. Spina’s family, with respect to all of which shares he disclaims beneficial ownership.
(7)	Includes notional shares in deferred stock accounts, as follows: Dr. Albright, 11,195; Mr. Burnes, 860; Mr. Casner, 12,429; Mr. Darehshori, 12,429; Mr. Goldstein, 10,117; Mr. Gruber, 10,223; Mr. Harbert, 212,239; Dr. Hill, 5,327; Dr. LaMantia, 11,195; Mr. Logue, 37,750; Mr. Poe, 10,700; Mr. Sergel, 11,122; Mr. Skates, 3,628; Mr. Summe, 7,356; Mr. Towers, 3,524; Dr. Walsh, 8,387; Mr. Weissman, 18,284; and the group, 386,765.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board of Directors (the “Committee”) furnishes the following report on Executive Compensation.

Policy

State Street combines information technology with financial expertise to provide sophisticated investors with an integrated range of products and services spanning the investment cycle. Our goal is to be the leading company serving sophisticated investors worldwide. The executive compensation program, by providing competitive pay and aligning executive compensation with our business strategy, is designed to attract and retain superior executives, to focus these individuals on achieving State Street’s objectives, and to reward executives for meeting specific short-term and long-term performance targets. The executive compensation program places emphasis on challenging performance goals, business growth, and sustainable real growth in earnings per share. By including stock-based compensation plans as a major part of the compensation strategy, we link closely the goals of stockholders and executives. Thirty-three executives participated in the executive compensation program in 2003. The Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Vice-Chairman, and the Executive Vice Presidents were considered executives for this purpose.

The principles of the executive compensation strategy are applied throughout State Street. Because executives have the greatest opportunity to influence long-term performance, a greater proportion of their compensation is linked to the achievement of long-term strategic and financial goals. Other individuals who manage business units or have corporate functional or staff responsibilities have a significant opportunity to influence State Street’s results, and a sizable portion of their compensation is related to the achievement of financial goals of both the respective business unit and State Street as a whole. In addition to executives, officers and managers who make significant contributions participate in the equity incentive programs and in a variety of annual incentive plans.

The Committee is comprised entirely of independent, non-employee directors, each of whom also qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering policies that relate to executive compensation, equity incentive programs, and other incentive programs. The Committee, on an annual basis, reviews and evaluates the executive compensation program.

The Committee met 6 times in 2003 and provided reports to the Board of Directors about its activities at each of these meetings. In conjunction with its annual review and evaluation of the executive compensation program, the Committee engaged its own independent compensation consultant. The consultant worked for the

Committee in reviewing the executive compensation program, in reviewing a reference group of public companies against which State Street’s executive compensation and financial performance were compared, and in considering modifications to existing plans. The Committee, with assistance from its independent consultant, validated this group of companies as a reference group against which to compare compensation practices and competitive levels of compensation. This group includes large U.S. bank holding companies and U.S.-based financial services companies.

The Committee believes that State Street’s most direct competitors for executives are not necessarily the same companies that would be included in a peer group established to compare stockholder returns. Therefore, the reference companies used for comparative compensation purposes contain some overlap with, but are not identical to, the companies in the S&P Financial Index used for performance comparison under “Stockholder Return Performance Presentation” in this proxy statement.

The elements of the executive compensation program currently consist of base salary, annual bonus, performance awards, stock options, deferred stock awards and restricted stock awards. These are integrated components where salary and bonus reflect one-year results, performance awards reflect two-year results, and stock options, deferred stock awards and restricted stock awards reflect long-term stock price appreciation. As a result of its 2003 review, the Committee has determined that the fundamental elements of this compensation plan are appropriate for a program that is intended to support State Street’s business strategy, provide competitive compensation, and create value for stockholders. The Committee’s policies with respect to each of these elements, including the basis for the compensation reported for 2003 to Mr. Spina, are discussed below.

Base Salaries

The Committee recommended to the Board of Directors the base salary of Mr. Spina and Mr. Logue, both of whom were members of the Board of Directors during 2003, and reviewed the salaries of the other executives. Base salaries for executives are determined by subjectively evaluating the responsibilities of the position, the strategic value of the position to State Street, and the experience and performance of the individual. No specific formula is used to set base salaries. The Committee has determined, however, that to be competitive it is appropriate for State Street’s executive salary levels to be near the median of the reference group. Annual adjustments, if any, to base salary levels are determined by reviewing market compensation data and subjectively considering the overall scope of each position and its strategic importance, the performance of State Street, an evaluation of the individual’s performance, and the length of time since the individual’s last salary adjustment. The Committee also considers the range of salary increases, which are awarded to all employees.

With respect to the base salary granted to Mr. Spina for 2003, the Committee reviewed all of the factors noted above, including data supplied by the compensation consultant on market levels of pay for the chief executive officer at companies in the reference group and the performance of State Street, specifically earnings per share and return on equity. No particular weight was applied to any single factor in making the Committee’s determination. As compared to salaries paid to the chief executive officer position in the reference group, Mr. Spina’s salary was slightly above median.

Annual Bonuses

Executives are eligible for annual cash bonuses under the provisions of the Senior Executive Annual Incentive Plan, which was approved at the 2001 annual meeting of stockholders. Each year the Committee assigns to each executive a minimum, target, and maximum bonus award opportunity, stated as a percent of salary. The levels of bonus opportunity assigned to each executive are determined by reviewing competitive compensation data supplied by the compensation consultant, the level of responsibility of each executive, and the strategic importance of the executive’s position. The Committee reviews State Street’s revenue growth, as well as earnings per share growth and return on equity performance. In establishing performance targets for the annual incentive plan, the Committee considers this data along with State Street’s long-term financial goals, the specific financial goals for the following year, and the business environment in which State Street is operating. The Committee then establishes the measures that will be used (based on the measures available under the Senior Executive Annual Incentive Plan) and the specific performance targets at which various levels of bonus will be earned. At its December 2002 meeting, the Committee assigned a range of bonus opportunity for Mr. Spina for 2003 at a minimum award of $0, and a maximum award of $5,000,000. The actual level of bonus earned is based upon achievement of specific predetermined performance targets established by the Committee.

The 2003 performance targets established by the Committee were based on reported earnings per share. The Committee established a performance/payout schedule, which identified various objective earnings per share levels at which specific awards would be earned.

At its meeting in March 2004, the Committee certified that specific performance goals had been achieved and approved a total bonus payment for 2003 of $1,200,000 for Mr. Spina. Bonuses for other participants in the plan receiving bonuses totaled $1,670,000 for the year.

Federal law and regulations provide that in order to qualify for a tax deduction (see Tax Law at the end of this report), compensation in excess of $1,000,000 to top executive officers of a public corporation must qualify as performance-based compensation. In order to qualify as exempt performance-based compensation, bonuses must be earned under a plan, the material terms of which have been approved by stockholders. In general, the performance measures under such a plan must be re-approved by stockholders every five years. The Senior Executive Annual Incentive Plan was last approved by stockholders at the 2001 Annual Meeting.

Performance Awards/Equity Awards

Longer term compensation is provided to executives in the form of both performance awards and equity awards under the terms approved in the 1997 Equity Incentive Plan.

Performance Awards. Performance awards represent a contingent right to a cash payment, based upon the price of State Street’s stock, in the event State Street meets specified performance goals over a two-year time period following the grant. Performance awards are granted to executives every year. Performance award payments, if any, are made after the completion of the two-year performance cycle associated with each grant.

The Committee granted performance awards totaling 464,000 units under the 1997 Equity Incentive Plan to the executive group in December 2003, including six additional executives promoted in December 2003. This grant included an award of 104,700 units to Mr. Spina. All of these grants have a two-year performance period covering the years 2004 and 2005. The Committee established performance targets for the 2004-2005 performance period for these grants, tied to a combination of financial measures, based upon return on equity and earnings per share.

After the end of the two-year performance period ending December 31, 2005, and subject to review and certification of performance results by the Committee, a cash payment will be calculated based upon the number of performance awards earned, if any, multiplied by the market value of State Street’s common stock at the end of the performance period. In this way, the final cash value of the performance awards relates directly to both corporate financial performance in determining how many awards are earned and stock price appreciation in determining the cash value of the units earned.

Stock Options. Stock options are granted to executives annually, although the Committee has the authority to grant options at any time and has in the past made additional grants in conjunction with the assumption of new responsibilities by members of the executive group. The Committee selects the executives to receive options and sets the size of option awards based upon subjective factors, including: the perceived importance of the executive’s contribution to the success of State Street, similar to the subjective factors considered in setting base salary; a target level of long-term incentive opportunity with respect to the reference group, based upon data supplied by the compensation consultant; and the amount of and annual value of the two-year performance awards which were granted to the respective executive in that year or in the prior year. The exercise price of options is equal to the market price of the shares at the time of the grant. The options have a ten-year life and become exercisable in three equal annual installments starting at the second anniversary of the grant date. Because stock options are granted at market price, the value of the stock options is dependent upon an increase in the price of State Street stock. The Committee views stock option grants as a part of the executive’s annual total compensation package. The amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

At its meeting in December 2003 the Committee granted Mr. Spina options to purchase 308,200 shares, based upon a review of all of the factors noted above; no particular weight was applied to any single factor in making the Committee’s determination.

Deferred and Restricted Stock. Deferred and restricted stock awards are used to recruit, motivate, and retain high-potential individuals. Typically, deferred and restricted stock awards are made to individuals who are not members of the executive group. However, the Committee may grant deferred and restricted stock to members of the executive group as part of a recruitment package or based upon subjective factors to reward what is considered to be exceptional performance or for retention purposes. Three members of the executive group other than Mr. Spina received deferred stock under the 1997 Equity Incentive Plan in 2003. The awards were made without payment from the recipients.

Tax Law

Section 162(m) of the Internal Revenue Code generally precludes State Street from taking federal income tax deductions for compensation in excess of $1,000,000 per year for the chief executive officer and any of its four other highest paid executive officers, if those individuals are employed as officers on the last day of the tax year. Generally, however, performance-based compensation that satisfies the requirements of Section 162(m) is not subject to the deduction limit. The Committee reviewed all elements of the executive compensation program against the standards for qualifying for the tax deduction. Stock option and performance awards under the 1997 Equity Incentive Plan and awards under the Senior Executive Annual Incentive Plan have been designed to qualify as performance-based compensation, with the intended result that the deduction of compensation under these plans, including compensation from the exercise of options or from performance awards, would not be affected by the Section 162(m) deduction limits.

Deferred and restricted stock awards are not intended to qualify for exemption from the Section 162(m) limits.

In administering the executive compensation program, the Committee will continue to consider whether the deductibility of compensation may be limited under Section 162(m) and, in appropriate cases, may structure such compensation so as to minimize or avoid the effect of those limitations.

Conclusion

Through the program described above, executive compensation is linked directly to State Street’s performance, growth in stockholder value, and each executive’s contribution to those results. As State Street’s business changes, particularly in light of our global expansion, and with the increasingly competitive and complex business and regulatory environment, the continuing assessment of the compensation structure and goals is required to assure that compensation incentives remain competitive, consistent with stockholder interest, and closely tied to continuing growth in stockholder value.

Submitted by,

Robert E. Weissman, Chair

Nader F. Darehshori

Linda A. Hill

Richard P. Sergel

REPORT OF THE EXAMINING AND AUDIT COMMITTEE

The Examining and Audit Committee (the “Committee”) furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the independent auditor’s qualifications, performance, and independence.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2003. Ernst & Young LLP, State Street’s independent auditors, issued their unqualified report on State Street’s financial statements.

The Committee has also discussed with Ernst & Young LLP the matters required to be discussed by American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited financial statements for the year ended December 31, 2003 be included in State Street’s Annual Report on Form 10-K for the fiscal year then ended.

Submitted by,

Charles R. LaMantia, Chair

Tenley E. Albright, M.D.

David P. Gruber

Ronald L. Skates

EXECUTIVE COMPENSATION

The table below shows information concerning the annual and long-term compensation paid by State Street and its subsidiaries, including the Bank, to the chairman and chief executive officer and the four other most highly compensated executive officers of State Street (the “Named Executive Officers”) for the periods shown.

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options (#)(2)	Long- Term Incentive Payouts ($)	All Other Compensation ($)(3)
David A. Spina Chairman and Chief Executive Officer	2003 2002 2001	1,053,879 1,000,037 983,369	1,200,000 1,800,000 1,687,500	(4)	— — —	0 0 0	308,200 420,300 400,000	0 3,664,320 0	32,087 30,001 29,501

Ronald E. Logue President and Chief Operating Officer	2003 2002 2001	826,154 800,004 733,355	650,000 900,000 1,600,000	(4)	— — —	0 0 1,962,056	205,500 278,600 257,600	0 2,281,343 0	25,345 24,000 22,001

John R. Towers Vice Chairman	2003 2002 2001	629,739 605,843 579,175	420,000 750,000 675,000	(4)	— — —	0 0 0	135,600 154,700 161,000	0 1,292,085 0	19,474 18,175 5,100

Timothy B. Harbert (5) Executive Vice President	2003 2002 2001	645,442 625,011 585,273	775,475 627,254 337,500	(4)	— — —	1,274,810 1,058,663 879,213	33,900 77,400 128,800	0 797,476 0	6,525 6,000 17,558

Edward J. Resch Executive Vice President (6)	2003 2002 2001	514,247 108,017 —	300,000 1,000,000 —		21,173 40,897 —	0 646,940 —	64,700 78,500 —	0 0 —	9,427 0 —

(1)	Dividends are paid on Restricted Stock Awards and dividend equivalents are paid on Deferred Stock Awards. Includes awards to Mr. Harbert of 28,235 shares of deferred stock based on the closing price of State Street’s common stock on September 29, 2003. Based on the fair market value of State Street’s common stock on December 31, 2003, the aggregate number and value of all restricted and deferred stock holdings on such date were 37,750 shares and $1,966,020 for Mr. Logue, 212,239 shares and $11,053,407 for Mr. Harbert, and 14,000 shares and $729,120 for Mr. Resch.

(2)	Reflects a two-for-one stock split effective April 2001.

(3)	Reflects State Street’s contributions to the Salary Savings Program, and company credits to the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan as follows: Mr. Spina, $26,087; Mr. Logue, $19,345; Mr. Towers, $13,474; Mr. Harbert, $525; and Mr. Resch, $9,427.

(4)	Includes 2001 cash bonuses in the following amounts: Mr. Spina, $750,000; Mr. Logue, $400,000; Mr. Towers, $300,000; and Mr. Harbert, $150,000, and stock options covering shares in the amounts as follows: Mr. Spina, 53,600 shares; Mr. Logue, 28,600 shares; Mr. Towers, 21,400 shares; and Mr. Harbert, 10,700 shares, each at an exercise price of $49.705 per share, exercisable on February 21, 2004, and subject to the condition of continued service with State Street through that date. These stock options were granted in 2002. Mr. Logue also received a separate cash bonus in the amount of $700,000 in 2001.

(5)	Includes bonuses from the Senior Executive Annual Incentive Plan and from the State Street Global Advisors Incentive Plan.

(6)	Mr. Resch’s effective date of employment was October 14, 2002. Mr. Resch received a sign-on bonus of $1,000,000, one-half of which was paid in 2002 and one-half of which was paid in 2003. Other annual compensation in 2002 and 2003 was moving expenses. Mr. Resch also received a performance award grant on December 19, 2002 of 35,600 units for the 2003 – 2004 performance period.

These tables provide information with respect to option grants to and option exercises by the Named Executive Officers in 2003 and the value of the options held by them as of December 31, 2003.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)(2)
						5%($)	10%($)
David A. Spina	308,200	(3)	5.4%	49.81	12/16/2013	9,654,439	24,466,245

Ronald E. Logue	205,500	(3)	3.6%	49.81	12/16/2013	6,437,337	16,313,476

John R. Towers	135,600	(3)	2.4%	49.81	12/16/2013	4,247,703	10,764,513

Timothy B. Harbert	33,900	(3)	0.6%	49.81	12/16/2013	1,061,926	2,691,128

Edward J. Resch	64,700	(3)	1.1%	49.81	12/16/2013	2,026,743	5,136,165

(1)	No stock appreciation rights were granted.

(2)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, as set by the Securities and Exchange Commission. The actual value, if any, which the Named Executive Officer may realize from these options, will depend on the gain in stock price over the exercise price when the options are exercised.

(3)	Options become exercisable in 33 1/3% installments annually commencing December 17, 2005.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Number of Securities Underlying Options Exercised (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2003(#)		Value of Unexercised In-the-Money Options at December 31, 2003 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Spina	110,000	4,851,616	1,567,867	861,833	32,673,866	5,288,985
Ronald E. Logue	—	—	590,534	569,966	4,881,039	3,575,926
John R. Towers	—	—	455,800	353,966	6,392,511	2,239,813
Timothy B. Harbert	—	—	272,467	154,233	3,844,498	897,935
Edward J. Resch	—	—	9,500	133,700	55,765	851,399

(1)	Represents the difference between the closing price of the stock on the date of exercise and the exercise price of the stock options.

(2)	Represents the difference between the closing price of the stock on December 31, 2003 ($52.08) and the exercise price of the stock options.

Long-Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Shares, Units Or Other Rights (#)	Performance or Other Period Until Maturation Or Payout (1)
David A. Spina	104,700	2004-2005
Ronald E. Logue	69,800	2004-2005
John R. Towers	46,000	2004-2005
Timothy B. Harbert	11,500	2004-2005
Edward J. Resch	22,000	2004-2005

(1)	The performance awards are earned based on State Street’s performance during the performance period. The performance period is two fiscal years, and the last day of the second fiscal year of the performance period is the maturity date. Performance awards to the extent earned are payable at maturity in cash equal to the average of the high and low price of common stock over the last ten trading days of the performance period.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The graph presented below compares the cumulative total stockholder return on State Street’s common stock to the cumulative total return of the S&P 500 Index and the S&P Financial Index for the five fiscal years, which commenced January 1, 1999 and ended December 31, 2003. The cumulative total stockholder return assumes the investment of $100 in State Street’s common stock and in each index on December 31, 1998 and assumes reinvestment of dividends. The S&P Financial Index is a publicly available measure of 83 of the Standard & Poor’s 500 companies, representing 30 banking companies, 24 insurance companies, 23 diversified financial services companies and 6 real estate companies.

RETIREMENT BENEFITS

Since January 1, 1990, the principal benefit formula under State Street’s defined benefit plan (the “Retirement Plan”) has been a cash balance formula. Under the cash balance formula, a notional account is established that is increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits equal a percentage of the participant’s pay for the calendar year. The pay credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Prior to 2001 eligible pay consisted of base salary only. Effective January 1, 2001, the definition of eligible pay was expanded to include a participant’s overtime, bonus and commissions. In the case of participants with benefits accrued prior to January 1, 1990, the cash balance account included an opening balance equal to the then present value of the participant’s accrued benefit. In general, until August 31, 2003, the Retirement Plan provided that eligible participants who have been continuously employed since December 31, 1989, and who retire after reaching age 55 will receive the greater of their cash balance account or the benefit derived from a “grandfathered” formula. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced pro rata.

Effective August 31, 2003, the Retirement Plan was amended to freeze the grandfathered formula. The effect of the amendment was to cease future accruals under this formula with respect to participants’ eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date will continue to be counted, however, for purposes of determining early retirement reduction factors. The cash balance formula was not affected by the freezing of the grandfathered formula.

Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of age 21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five-year vesting provision, and participants who are vested will receive their account balances or equivalent annuities if they leave the employ of State Street or the Bank before retirement.

In order to comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. State Street maintains a supplemental retirement plan, as amended (the “1987 Supplemental Plan”) to supplement the benefits under the Retirement Plan by payment of additional retirement benefits out of general funds of State Street. Each of the Named Executive Officers is included in the 1987 Supplemental Plan.

State Street also maintains a supplemental defined benefit pension plan (the “1995 Supplemental Plan”) to provide certain key employees with retirement benefits and encourage the continued employment of such employees with State Street. In general, the 1995 Supplemental Plan provides for the payment of an annual benefit upon retirement at age 65 (or a reduced amount in the event of retirement at or after the age of 55 but prior to the age of 65), calculated as a straight life annuity, equal to 50% of such participant’s final average earnings (highest average of any 5 consecutive years’ earnings, as defined therein, during the last 10 years of employment) less annual benefits paid to such participant from the Retirement Plan, the 1987 Supplemental Plan and other retirement income payable to such participant under other pension plans of State Street or former employers of the participant. For participants who were elected an Executive Vice President on or after March 1, 2000, the benefit formula is calculated by multiplying 2.5% of the final average earnings by the number of years of vesting service (but not more than 20), subject to the same offsets as noted. Benefits under the 1995 Supplemental Plan are subject to forfeiture in the event that the participant’s employment with State Street terminates for any reason prior to reaching age 55 or completing 10 full years of employment with

State Street. In addition, such benefits terminate if the participant engages in certain competitive activities within two years of termination. For certain participants, the 1995 Supplemental Plan also contains special benefits provisions that may apply in lieu of or in addition to the general provisions of the 1995 Supplemental Plan. Each of the Named Executive Officers participates in the 1995 Supplemental Plan except for Mr. Resch.

As of December 31, 2003, the credited years of service for each of the Named Executive Officers were as follows: Mr. Spina, 30; Mr. Logue, 12; Mr. Towers, 19; and Mr. Harbert, 15. Mr. Resch commenced participation in the Retirement Plan on January 1, 2004. Current compensation covered by these retirement arrangements as of December 31, 2003 for each of these Named Executive Officers was as follows: Mr. Spina, $2,800,032; Mr. Logue, $1,700,000; Mr. Towers, $1,360,008; and Mr. Harbert, $975,008.

The estimated annual aggregate benefits (which are not subject to a deduction for Social Security), expressed as a single life annuity, payable upon normal retirement to the Named Executive Officers assuming each continues to be employed by State Street until age 65 at his annual base salary and cash incentive compensation at December 31, 2003, are as follows: Mr. Spina, $1,400,016; Mr. Logue, $850,000; Mr. Towers, $662,503; Mr. Harbert, $487,504; and Mr. Resch, $350,006 (based on current compensation of $1,000,016).

Termination of Employment and Change of Control Arrangements

State Street has employment agreements with Messrs. Spina, Logue, Towers, Harbert and Resch, which become operative following a change of control of State Street, as defined in the employment agreements. The employment agreements continue in effect while these executive officers are employed by State Street and remain in effect for a period of two years after a change of control. If the employment of any of these executive officers were to be terminated involuntarily, other than for cause or by reason of disability, following a change of control, the Named Executive Officer would become entitled to various benefits under the employment agreement, including payment of three times the executive officer’s base salary and bonus. A termination by the executive officer for good reason, as defined in the agreement, following a change of control also results in entitlement to these benefits. The agreements provide that voluntary termination within a thirty-day window period following a specified number of months after a change of control will be treated for these purposes as a termination for good reason. If the executive officers each had been terminated in a qualifying termination on December 31, 2003 they would have been entitled to receive the following amounts as severance pay: Mr. Spina, $8,550,096; Mr. Logue, $5,160,000; Mr. Towers, $4,125,024; Mr. Harbert, $3,803,664; and Mr. Resch, $3,030,048. The employment agreements also entitle the executive officers to additional gross-up payments to make up for taxes that may be imposed under the change-of-control payment excise tax provisions of the Internal Revenue Code. Each of the outstanding agreements pursuant to which stock options and performance awards were granted to Messrs. Spina, Logue, Towers, Harbert and Resch by State Street also contains provisions for acceleration of vesting of stock options and payment of performance awards following a change of control.

State Street has an Executive Compensation Trust (the “Trust”) to provide a source for payments required to be made to participants, including Messrs. Spina, Logue, Towers, Harbert and Resch, under the 1987 Supplemental Plan and the 1995 Supplemental Plan. At December 31, 2003, the Trust had assets in the amount of $31,790,357. The Trust is revocable until a change of control occurs, at which time it becomes irrevocable.

A change of control is defined in the employment agreements and the Trust to include the acquisition of 25% or more of State Street’s then outstanding stock or other change of control as determined by regulatory authorities, a significant change in the composition of the Board of Directors, a merger or consolidation by State Street or the sale of substantially all of State Street’s assets without certain approvals of the Board of Directors.

STOCKHOLDER PROPOSAL

(Item 2 on your proxy card)

Patrick A. Jorstad, of 6300 Stevenson Avenue, #413, Alexandria, Virginia 22304, owner of 321 whole shares of common stock as of February 27, 2004, has submitted the proposal set forth below, for inclusion in the proxy statement. The text of the proposal and supporting statement, as furnished to us by the proponent, are as follows:

A Shareholder Proposal to Repeal the Corporation’s Staggered Board Structure, Adopt Annual Director Elections, and Permit Directors’ Removal with or without Cause. Pursuant to the Massachusetts General Laws, Chapter 156B, Section 50A(b)(i), the Corporation’s shareholders elect to exempt the Board of Directors from the provisions of Section 50A(a), and to organize the Corporation’s Board instead under Section 50.

Supporting Statement

The structural change this proposal advocates is meant to restore a number of powers that State Street shareholders traditionally enjoyed prior to the Massachusetts Legislature’s enactment of Section 50A in 1990. That new section stripped State Street shareholders of the right to set the number of directorships, curtailed the shareholders’ ability to remove directors, and stripped the shareholders of the right to fill vacancies in directorships.

The ability to set the composition of the Board of Directors is a fundamental mechanism by which shareholders of publicly-traded corporations are able to protect their investment, manifest their will, and ensure that the directors are responsive to that will.

In the proponent’s opinion, the current structure lends itself to interlocking board relationships, lack of independence, lack of appropriate oversight over executive management, lack of disclosure to the shareholders, and lucrative self-dealing transactions among the directors. Because most of the current directors were first appointed to the Board by their colleagues between annual meetings – rather than first nominated and submitted to the shareholders at an annual meeting via the proxy process – they are more beholden to each other than to the shareholders, in the proponent’s opinion.

Perhaps realizing that Section 50A’s enactment constituted such a dramatic departure from traditional shareholder rights under American common law, the Legislature allowed shareholders to return to the previous organizational structure. That is precisely what this proposal seeks to do.

The proponent urges institutional shareholders to consult with legal counsel to gain a complete understanding of just how peculiar Section 50A is, when compared to other states’ corporate statutes. The proponent also urges all shareholders – whether institutional or individual – to contact him with any questions about the legislative history of the enactment of Section 50A.

Notably, Massachusetts Corporation Law and Practice, Southgate & Glazer – compiled by attorneys at Ropes & Gray, the Corporation’s external counsel, states that under Section 50A “. . . the number of directors may be fixed only by the board, directors may be removed by stockholders only for cause, and any vacancies resulting from an increase in the number of directors or otherwise may be filled only by directors then in office.” Southgate & Glazer also notes that “Section 50A has not yet been tested in the courts.”

For more information on this proposal or corporate governance, shareholders are urged to visit:

http://www.shareholdersonline.org

http://www.thecorporatelibrary.com

http://www.calpers-governance.org

For a list of institutions who have supported this proposal, or who have published proxy voting guidelines regarding staggered boards, annual director elections, or removal of directors:

http://www.shareholdersonline.org/pdf/InstitutionalSupport.pdf

For a table showing the surge in support for this proposal, from 2002 to 2003:

http://www.shareholdersonline.org/pdf/VoteTallies02and03.pdf

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board believes that the organization of the Board of Directors under Section 50A of the Massachusetts corporate law, in place for the last 14 years, has helped preserve a long-term focus by our directors for the benefit of our stockholders. The Board does not believe that Section 50A causes the interests of the Board to diverge from those of stockholders or interferes with the responsiveness of the Board to the stockholders. In the Board’s view, the protections embodied in Section 50A promote continuity and a reasonable sense of stability and contribute to the Board’s ability to successfully recruit directors from among the most qualified candidates. State Street’s long-term performance supports this view.

The proponent’s suggestion that Section 50A lends itself to a “lack of independence” among members of the Board is not consistent with the facts. The State Street Board is currently composed of 16 directors, 14 of whom are “independent” directors for purposes of the Sarbanes-Oxley Act of 2002, the related SEC rules, and the listing standards of the New York Stock Exchange. The Company’s Examining and Audit, Executive Compensation, and Nominating and Corporate Governance Committees each consist solely of independent directors. In addition, State Street has implemented the corporate governance initiatives responsive to these new requirements. Our corporate governance documents, including our corporate governance guidelines, committee charters, and codes of ethics for our directors, our employees, and our financial officers, are available on our website for stockholders to review.

The Board’s Nominating and Corporate Governance Committee, comprised entirely of independent directors, has been diligent in recruiting director-nominees who possess diverse personal and professional backgrounds and records of substantial achievement. Similarly, the Board does not believe its ability to appoint directors to fill vacancies contributes to a lack of accountability to stockholders, as no director can continue to serve without facing regular stockholder elections. For the last five years, State Street directors elected at each of the annual meetings of stockholders have received an affirmative vote of not less than 95.3% of the shares voting at that particular time.

The Board believes that the organization of the Board under Section 50A and its current By-laws is consistent with promoting continuity of leadership, a focus on long-term strategic goals, and the alignment of the Board’s interests with those of stockholders, thereby benefiting State Street and its stockholders.

The Board of Directors unanimously recommends that you vote

AGAINST

this stockholder proposal (Item 2 on your proxy card)

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Examining and Audit Committee has selected Ernst & Young LLP as independent auditors for State Street for the year ending December 31, 2004. Ernst & Young LLP acted as independent auditors for State Street for the year ended December 31, 2003. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Fees to State Street and its subsidiaries for professional services rendered by Ernst & Young LLP during 2003 and 2002 were as follows:

Description	2003	2002
	(In Millions)
Audit Fees	$4.2	$2.5
Audit-Related Fees	$1.3	$1.2
Tax Fees	$3.6	$4.7
All Other Fees	$0.1	$0.1

Services under the caption Audit-Related Fees consisted principally of internal control reviews, employee benefit plan and non-statutory audits, and audits of certain foreign-sponsored mutual funds. Services under the caption Tax Fees consisted principally of expatriate, compliance and corporate tax services. Tax Fees for both 2003 and 2002 also included fees incurred for services in connection with the acquisition in 2003 by State Street of a substantial part of the Global Securities Services business of Deutsche Bank AG. Services under the caption All Other Fees consisted principally of various compliance-related services. In 2003 and 2002 there were no fees billed by Ernst & Young LLP to State Street for Financial Information Systems Design and Implementation Services. In connection with the advisory or custodial services State Street provides to mutual funds, exchange traded funds and other collective investment vehicles, State Street from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, State Street typically uses a request-for-proposal process that has resulted in the selection of various outside auditors, including Ernst & Young LLP. Fees paid to Ernst & Young LLP in such circumstances are not included in the totals provided above.

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s outside auditor to State Street, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided by the outside auditor, and in that connection will be provided with sufficient detailed information so that the Examining and Audit Committee can make well-reasoned assessments of the impact of the services on the independence of the auditor. Pre-approvals include pre-approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Any proposed service that would exceed pre-approved cost levels or budgeted amounts also requires pre-approval. Substantive changes in terms, conditions, and fees resulting from changes in the scope, structure, or other items regarding pre-approved services will also be pre-approved if necessary. The pre-approvals include services in categories of audit services (including consultation to support such audits), audit-related services (items reasonably related to the performance of the audit or review of the financial statements), tax services (tax compliance, tax planning, tax advice), and other services (services permissible under the SEC’s auditor independence rules, typically routine and recurring type services which would not impair the independence of the auditor).

PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

Stockholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2005 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street’s By-laws. To be eligible, the stockholder proposals must be received by the Secretary of State Street on or before November 15, 2004.

Under State Street’s current By-laws, proposals of business and nominations for directors other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws. Except as noted below, to be timely a notice with respect to the 2005 Annual Meeting must be delivered to the Secretary of State Street no earlier than January 21, 2005 and no later than February 20, 2005 unless the date of the 2005 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2004 Annual Meeting in which event the By-laws provide different notice requirements. In the event the Board of Directors nominates a New Nominee (as defined in the By-laws), a stockholder’s notice shall be considered timely if delivered not later than the 10th day following the date on which public announcement (as defined in the By-laws) is first made of the election or nomination of such New Nominee. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, 225 Franklin Street, Boston, Massachusetts 02110.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

State Street’s Annual Report, including financial statements for the year ended December 31, 2003, is being mailed to you together with this proxy statement.

March 15, 2004

Appendix A

STATE STREET CORPORATION

EXAMINING AND AUDIT COMMITTEE CHARTER

MISSION

On behalf of the Corporation’s Board of Directors, the Examining and Audit Committee (the “Committee”) oversees the operation of a comprehensive system of internal controls covering the integrity of the Corporation’s financial statements and reports, compliance with laws, regulations, and corporate policies, and the independent auditor’s qualifications, performance, and independence. The Committee acts on behalf of the Board in monitoring and overseeing Corporate Audit and the independent auditor and monitoring communication with bank regulatory authorities. The Committee conducts eight full meetings and four pre-earnings release meetings each year.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. The Committee will meet the independence, financial literacy, and experience requirements promulgated by the New York Stock Exchange and the Securities and Exchange Commission (SEC). At least one member of the Committee will be an “audit committee financial expert” as defined by SEC rules. Committee members shall be appointed, and may be replaced, by the Board.

RESPONSIBILITIES

In carrying out its oversight responsibility, the Committee will:

1.	Review and reassess the adequacy of this Charter annually, and perform an annual evaluation of the Committee’s performance.

2.	Have the direct responsibility for the appointment, compensation, retention, and oversight of the work of the Corporation’s independent auditor, and the sole authority to establish pre-approval policies and procedures for audit and non-audit engagements with the independent auditor. The independent auditor will report directly to the Committee. The Committee will be responsible for resolution of disagreements between management and the independent auditor regarding financial reporting.

3.	Obtain and review the required report from the independent auditor at least annually regarding its independence (including all relationships between the independent auditor and the Corporation), the independent auditor’s quality control procedures and issues, and accounting principles and policies. The Committee actively engages in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impair the objectivity and independence of the independent auditor. The Committee will review with the independent auditor any audit problems or difficulties and management’s response. The Committee will set policies as appropriate for the Corporation’s employment of employees or former employees of the independent auditor.

4.	Review and approve the annual Corporate Audit (internal audit) work program and budget, and monitor its implementation and the performance of Corporate Audit.

5.	Review significant findings and recommendations of regulatory reports of examination, independent auditor management letters, and Corporate Audit reports and management’s responses thereto.

6.	Review practices designed to assure that the corporate environment provides adequate audit independence and freedom for Corporate Audit to act.

A-1

7.	Review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. Discuss the earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. On a quarterly basis, review and discuss in separate private sessions with the independent auditor, the General Auditor, and management, the accounting policies and financial controls of the Corporation.

8.	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

9.	Review the following with appropriate representatives of management:

Material contingent liabilities and pending litigation

Data security policies

Disaster recovery plans

Compliance with Federal Reserve Bank Regulation H (Bank Protection Act)

The Corporation’s Standard of Conduct

Reports required under the Federal Deposit Insurance Corporation Improvement Act of 1991

Policies with respect to risk assessment and risk management

10.	As appropriate, approve the appointment of the General Auditor, and evaluate the performance of the General Auditor each year.

11.	Investigate other matters that are brought to the attention of the Committee within the scope of its mission. In performing its duties, the Committee may independently retain outside legal, accounting, or other advisors, and the Company will provide appropriate funding, as determined by the Committee, for the payment of (i) compensation of the independent auditors, (ii) compensation of any adviser employed by the Committee, and (iii) ordinary administrative expenses of the Committee necessary or appropriate in carrying out its duties.

12.	Provide appropriate regular reports to the Board of Directors.

OTHER MATTERS

The Committee will also prepare a report each year consistent with the requirements of the Securities and Exchange Commission for inclusion in the Corporation’s proxy statement. In this report, the Committee will provide information on its review of the Corporation’s audited financial statements and its related discussions with management. The report will also provide information on the Committee’s review of disclosures received from the Corporation’s auditors relative to the independence of the auditors, and on whether the Committee recommends to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s Standard of Conduct.

A-2

STATE STREET CORPORATION

DEAR STOCKHOLDER:

We cordially invite you to attend the 2004 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts on Wednesday, April 21, 2004, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

David A. Spina

Chairman and Chief Executive Officer

PLEASE NOTE: Stockholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver’s license or passport (for details, see ‘Meeting Admission’ in the Notice of 2004 Annual Meeting of Stockholders). Public parking is no longer available at State Street’s headquarters. Public parking facilities available nearby include the Garage at Post Office Square (entrance on Pearl Street opposite the Langham Hotel, formerly Le Meridien Hotel) and the Garage at 150/160 Federal Street (entrance on High Street opposite 99 High Street).

DETACH HERE	ZSSBC2

STATE STREET CORPORATION

Annual Meeting of Stockholders—April 21, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin Brady, Richard P. Jacobson, and S. Kelley MacDonald or any of them, with full power of substitution, as proxies to vote all shares of Common Stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of State Street Corporation to be held at 225 Franklin Street, Boston, Massachusetts 02110 on April 21, 2004 at 10:00 a.m., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors’ recommendations, just sign and date the other side; no boxes need to be checked.

Nominees for Class II Director whose term expires 2007: K. Burnes, D. Gruber, L. Hill, C. LaMantia, R. Weissman

PLEASE MARK, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy on the reverse side exactly as your name(s) appear(s) on the books of State Street Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

STATE STREET CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE	ZSSBC1

☒ Please mark

votes as in this example

STATE STREET CORPORATION		The Board of Directors recommends a vote FOR the five nominees.
The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the five nominees and AGAINST Item 2.		1. Election of Five Directors: (see reverse side for list of nominees) For All Nominees ☐ ☐ Withhold

Mark box at right if an address change or comment has been noted on the reverse side of this proxy.	☐	_______________________________ (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name(s) in the space provided above.)
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
Please be sure to sign and date this Proxy.		The Board of Directors recommends a vote AGAINST Item 2.
2. To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a).
FOR AGAINST ABSTAIN
☐ ☐ ☐

Stockholder signs here: _____________ Date: ______    Co-owner signs here: _____________ Date: ______

STATE STREET CORPORATION

Annual Meeting of Stockholders—April 21, 2004

YOU MAY VOTE BY INTERNET, TOLL-FREE BY TELEPHONE, OR BY MAIL.

Dear State Street Corporation Salary Savings Program Participant:

The Annual Meeting of Stockholders of State Street Corporation will be held on April 21, 2004. Enclosed is the 2003 Annual Report, Notice of 2004 Annual Meeting of Stockholders, and the Proxy Statement containing information about the proposals to be voted on by stockholders at the meeting.

As a plan participant, you may direct the Trustee on how to vote your allocated share of State Street Corporation stock held in the State Street Salary Savings Program. If you do not provide instructions to the Trustee, the Trustee will vote your allocated share as directed by the Corporation.

Please vote on the Internet or by telephone by following the instructions below, or place an X in the appropriate boxes on the reverse side of this Voting Instruction Form, sign and date the Form, and return it as soon as possible in the enclosed postage-paid envelope. Regardless of what method you use to direct the Trustee (on the Internet, by the telephone or by Voting Instruction Form), the Trustee must receive your voting direction no later than Friday, April 16, 2004 for your voting direction to be followed. You may not provide your voting direction at the Annual Meeting; you must direct your vote in advance to the Trustee. Your vote will be held in confidence by the Trustee.

Because your voice is important, you are strongly encouraged to direct the Trustee on how to vote your allocated share. Your vote will contribute toward the future of the Corporation. If you have any questions, please call HR&OP Customer Service at 617-985-8040, or, internally at ext. 5-8040, or e-mail to “HR&OP-Customer-Service.”

Sincerely,

STATE STREET BANK AND TRUST COMPANY, TRUSTEE

VOTE BY INTERNET

https://www.proxyvotenow.com/stb

Have this form available when you visit the secure voting site, then follow the simple instructions. You may elect to receive an e-mail confirmation of your vote.

VOTE BY TELEPHONE 1-866-252-6948 Call toll-free on a touch-tone phone, 24 hours a day, seven days a week. Have this form available when you call, then follow the simple instructions.	VOTE BY MAIL Mark, date and sign the Voting Instruction Form on the reverse side, and mail it promptly in the postage-paid envelope. Do not return the Form if you vote on the Internet or by telephone.

If you do not wish to vote on the Internet or by telephone, continue to the reverse side of this Form.

Do not return the Form if you vote on the Internet or by telephone.

Please fold this completed Form and mail it in its entirety to the Trustee in the envelope provided.

STATE STREET CORPORATION

Annual Meeting of Stockholders—April 21, 2004

DIRECTION TO THE TRUSTEE

I hereby direct State Street Bank and Trust Company, as Trustee of the State Street Salary Savings Program, to vote at the Annual Meeting of Stockholders to be held on April 21, 2004, and any adjournments thereof, my allocated share of State Street Corporation stock held in the Salary Savings Program, as follows:

Each of the matters to come before the meeting is fully described in the Notice of and Proxy Statement for the meeting, receipt of which is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU GRANT AUTHORITY FOR THE ELECTION OF THE FIVE NOMINEES AND THAT YOU VOTE AGAINST ITEM 2. THE SHARES REPRESENTED BY THIS DIRECTION WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE TRUSTEE SHALL VOTE YOUR ALLOCATED SHARE OF STATE STREET CORPORATION STOCK HELD IN THE SALARY SAVINGS PROGRAM AS DIRECTED BY THE CORPORATION.

Unless you have voted on the Internet or by telephone, please vote, sign, date, and return this Voting Instruction Form promptly, using the enclosed postage-paid envelope.

Please mark your vote as indicated in this example.    ☒

Nominees for Class II Director whose terms expire in 2007:

(01) K. Burnes, (02) D. Gruber, (03) L. Hill, (04) C. LaMantia, (05) R. Weissman

The Board of Directors recommends a vote FOR the five nominees.				The Board of Directors recommends a vote AGAINST Item 2.
Item 1—Election of Five Directors. (See above for list of nominees)	For all Nominees	Withhold	For all Except	Item 2—To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a).	For	Against	Abstain
	☐	☐	☐		☐	☐	☐

INSTRUCTION: If you do not wish your shares voted “FOR” one or more of the nominees, mark the “FOR ALL EXCEPT” box and strike a line through the name(s) of the nominee(s) listed above. Your shares will be voted for the remaining nominee(s).

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or any other adjournments thereof.

Dated ____________________, 2004				_________________________________ Participant NOTE: Please sign exactly as your name appears hereon.

THIS DIRECTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.